EXHIBIT 99.1

Dr. Michael Niederman Joins Ceragenix Scientific Advisory Board

DENVER—Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology today announced that Michael S. Niederman MD, FACP, FCCP, FCCM has joined its scientific advisory board.  Dr. Niederman is Professor of Medicine and Vice-Chairman of the Department of Medicine at the State University of New York at Stony Brook and he is also Chairman of the Department of Medicine at Winthrop-University Hospital in Mineola, New York.

Dr. Niederman obtained his medical degree from Boston University School of Medicine and completed his training in internal medicine at Northwestern University School of Medicine. He finished a pulmonary and critical care medicine fellowship at Yale University School of Medicine. In 1983, Dr. Niederman came to Winthrop-University Hospital where he has been involved in a clinical and basic investigative career focusing on respiratory infections. Dr. Niederman’s interests have included mechanisms of airway colonization, particularly the role of bacterial adherence in colonization of the airway of mechanically ventilated patients. He has also participated in a variety of clinical research projects, including antibiotic trials for respiratory infections. He has served as the Chairman of the American Thoracic Society Assembly on Microbiology, Tuberculosis, and Pulmonary Infections, and he was the Chairman of the 1993 American Thoracic Society’s Consensus Statement on Community-Acquired Pneumonia, and Co-Chairman of the 2001 Consensus Statement Committee on Community-Acquired Pneumonia. He was also a member of the IDSA/ATS guideline committee on CAP which was published in 2007 In addition, Dr. Niederman has had a long-standing interest in nosocomial pneumonia and served as the Co-Chairman of the 1996 ATS Committee that wrote the guidelines for the treatment of nosocomial pneumonia, and he was Co-Chairman of the ATS/IDSA Guideline Committee that published guidelines for hospital acquired pneumonia in 2005. Dr. Niederman has authored over 300 peer-reviewed or review articles on respiratory infections. He is also a Co-Editor of the first and second editions of the textbook, Respiratory Infections: A Scientific Basis for Management, as well as, Editor-in-Chief of Clinical Pulmonary Medicine. He serves or has served on the editorial boards of the American Journal of Respiratory and Critical Care Medicine, Critical Care Medicine, and Chest, and is a reviewer for various other publications. Dr. Niederman has lectured nationally and internationally and has an ongoing interest in the impact of antibiotic resistance on the management and outcomes of respiratory infections.

“We are fortunate and honored to have Dr. Niederman join our scientific advisory board,” said Steven Porter, Chairman and Chief Executive Officer of Ceragenix. “We will benefit from his expert advice and years of experience in the field of respiratory infections as we move forward in the development of our Cerashield™ treated endotracheal tube which has shown early promise in in vitro testing.”

Dr. Niederman joins a number of other esteemed scholars and researchers on the Ceragenix scientific advisory board, which includes Dr. Peter Elias of UCSF, Dr. Henry F. Chambers of San Francisco General Hospital, Dr. Tomas Ganz of UCLA, Dr. Richard Gallo of UCSD, Dr. Donald Y. Leung of the National Jewish Medical Center, Dr. Michael Rybak of Wayne State University and Professor Sean Gorman of Queens University, Belfast, UK.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Cerashield™)  and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin technology; the ability of the company to meet its obligations under its supply and distribution agreement with Dr. Reddy’s Laboratories, Inc. including but not limited to delivering shelf stable product prior to the planned launch; the ability of the company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the company to commercialize its planned products; the ability of the company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2008. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Ceragenix

Steven S. Porter, 720-946-6440

or

CEOcast, Inc.

Andrew Hellman, 212-732-4300

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